FORM 15/A

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934.


                Commission File Number __________________________


                        EDUMEDIA SOFTWARE SOLUTIONS CORP.
             (Exact name of registrant as specified in its charter)


              110 Roosevelt Boulevard, Suite 101, Marmora, NJ 08223
                                 (609) 390-2992
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, $.001 par value
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  |_|          Rule 12h-3(b)(1)(i)

      Rule 12g-4(a)(1)(ii) |X|          Rule 12h-3(b)(1)(ii) |_|

      Rule 12g-4(a)(2)(i) |_|           Rule12h-3(b)(2)(i) |_|

      Rule 12g-4(a)(2)(ii) |_|          Rule 12h-3(b)(2)(ii) |_|

                                        Rule 15d-6 |_|

      Approximate number of holders of record as of the certification or notice date: 490

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 10, 2008                    By: /s/ John Daglis
                                           -------------------------------------
                                           John Daglis, President


















Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.